Exhibit 99.1
Media Contact:
Investor Relations: 941-681-3115, sklein@sinofresh.com
FOR IMMEDIATE RELEASE
SINOFRESH HEALTHCARE, INC. REPORTS FOURTH QUARTER AND YEAR END RESULTS FOR 2006

ENGLEWOOD, FL, April 16, 2007 - SinoFresh HealthCare, Inc. (OTC BB: SFSH), today announced its financial results for the fourth quarter and year ended December 31, 2006.

Revenue in 2006 was $1,083,576, compared to $2,939,189 in 2005. Revenue for the fourth quarter 2006 was $310,490 as compared to $639,739 for the same period in 2005. The decline in revenue is primarily attributable to the lack of funds available for marketing and advertising, the loss of distribution to Wal-Mart and also due to inferior label claims as a result of a change of its nasal product to the health and beauty aid category in late 2005. In late 2006, the Company reformulated its nasal spray under homeopathic guidelines in order to enhance the product’s capabilities and to broaden label claims.

Total operating expenses for 2006 were $2,129,963 compared to $3,608,139 in 2005. Operating expenses for fourth quarter 2006 were $536,461 as compared to $770,214 in the fourth quarter of 2005. The decreases for both periods are a result of reduced salaries and other compensation attributable to specific cost reduction programs. The change for fiscal year 2006 was also affected by a reduction in legal fees related to a lawsuit, which was favorably resolved in early 2006 and also due to the lack of any significant marketing and advertising or research and development activities.

Total other expense (net) for 2006 was $3,379,439 compared to $289,944 in 2005. Other expense (net) for fourth quarter 2006 was $2,924,168 as compared to other income (net) of $219,485 in the fourth quarter of 2005. The 2006 fiscal year and fourth quarter amounts include a charge of $2,409,401 for what the Company determined to be an impairment in the carrying value of its goodwill. Also included in the 2006 other expense amounts is a penalty of approximately $397,000 related to the default on outstanding debentures that were due in December 2006. The 2005 fiscal and fourth quarter other income/expense amounts included an award of approximately $390,000 that resulted in the favorable outcome of lawsuit settlement.

Net loss for 2006 was $4,963,031 ($0.31 per basic share) as compared to $1,833,508 ($.13 per basic share) in 2005. The fourth quarter loss was $3,304,144 in 2006 and $93,366 in 2005.

Working capital deficit is approximately $4.3 million, as of December 31, 2006.

“We are working very diligently to obtain outside sources of financing which will enable us to appropriately expose our products to a greater portion of our potential consumer base and to further our scientific agenda. We anticipate that the recent reformulation and associated labeling changes of our lead nasal product will stimulate interest from new consumers that browse retailers’ shelves ” stated Charles Fust, SinoFresh Chairman and CEO.

About SinoFresh HealthCare, Inc.
SinoFresh HealthCare, Inc. is a developer and marketer of innovative upper respiratory system therapies. The Company is researching broad-spectrum antiseptic approaches to reducing viral, bacterial, and fungal organisms that are suspected to cause pathogenesis of the mouth, nose, and throat. The Company’s lead product, SinoFresh™ Nasal and Sinus Care, is a hygienic cleansing spray that kills germs and removes other nasal-sinus irritants. The Company is also researching how antiseptic cleansing may alleviate chronic sinus distress, a condition that may affect 37 million Americans annually. SinoFresh™ products are available in

Walgreens, Rite Aid, CVS, Duane Reade, and other drug, grocery, and mass merchandise retailers. More information is available at www.sinofresh.com.

Safe Harbor Statement
Except for the historical information contained herein, this press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Any forward-looking statements speak only as of the date on which such statements are made and involve risks and uncertainties detailed in the Company’s filings with the Securities and Exchange Commission, including risks summarized in the Company’s Annual Report on Form 10-KSB for its fiscal year ended December 31, 2006 (file No. 0-49764).  The Company’s actual results could differ materially from such forward-looking statements.  The Company undertakes no obligation to update any forward-looking statement or statements to reflect new events or circumstances or future developments.

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SinoFresh™ is a trademark of SinoFresh HealthCare, Inc.